Exhibit 99.1

FOR IMMEDIATE RELEASE

TechTarget Announces Proposed Offering of Convertible Senior Notes

Newton, MA — December 7, 2021 — TechTarget, Inc. (“TechTarget”) (Nasdaq: TTGT) today announced that it proposes to offer, subject to market conditions and other factors, $360 million aggregate principal amount of convertible senior notes due 2026 (the “notes”). The notes are to be offered and sold to persons reasonably believed to be “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In addition, TechTarget has granted the initial purchasers of the notes a 13-day option to purchase up to an additional $54 million aggregate principal amount of notes on the same terms and conditions.

The notes will be senior unsecured obligations of TechTarget and will mature on December 15, 2026, unless earlier converted, redeemed or repurchased in accordance with their terms prior to such date. Upon conversion of the notes, holders of the notes will receive cash, shares of TechTarget’s common stock or a combination of cash and shares of TechTarget’s common stock, at TechTarget’s option. Interest on the notes will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2022. The interest rate, initial conversion rate, offering price and other terms will be determined at the time of pricing the offering.

TechTarget intends to use a portion of the net proceeds from the offering to enter into privately negotiated transactions with certain holders of TechTarget’s 0.125% convertible senior notes due 2025 (the “existing notes”) to repurchase or exchange a portion of its existing notes for cash, shares of its common stock or a combination of cash and shares of its common stock. TechTarget intends to use the remaining proceeds from the offering for general corporate purposes, which may include, without limitation and in TechTarget’s sole discretion, working capital, capital expenditures, investments in or loans to TechTarget’s subsidiaries, repayment or further repurchases of outstanding indebtedness, common stock repurchases, funding potential future acquisitions and investments and satisfaction of other obligations. Completion of the offering is not contingent upon the closing of any repurchase or exchange of the existing notes and there can be no assurance that such repurchases or exchanges will be consummated on the terms expected or at all.

The terms of any repurchases or exchanges of the existing notes will be individually negotiated with each relevant holder of existing notes and depend on various factors, including the market price of TechTarget’s common stock and the trading price of the existing notes at the time of such repurchases or exchange. Such repurchases or exchanges could affect the market price of the notes and may also impact the initial conversion price for the notes.

TechTarget expects that certain holders of the existing notes that may sell or exchange, as the case may be, their existing notes, may have hedged their equity price risk with respect to such existing notes (the “hedged holders”) and will, concurrently with or shortly after the pricing of the notes, unwind all or a part of their hedge positions by buying TechTarget’s common stock and/or entering into or unwinding various derivative transactions with respect to TechTarget’s common stock. The amount of TechTarget’s common stock to be purchased by the hedged holders may be substantial in relation to the historic average daily trading volume of TechTarget’s common stock. If it is, this activity by the hedged holders could increase the market price of TechTarget’s common stock and the initial conversion price of the notes.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities or any other securities (including the shares of TechTarget’s common stock, if any, issuable upon conversion of the notes, the existing notes or the shares of TechTarget’s common stock, if any, issuable in exchange for the existing notes) and shall not constitute an offer, solicitation or sale of these or any other securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offer of notes will be made only by means of a private offering memorandum. The notes, any common stock issuable upon conversion of the notes, the existing notes and any common stock issuable upon exchange of the existing notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and other applicable securities laws.

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The release contains information about future expectations, plans and prospects of TechTarget’s management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, including statements with respect to TechTarget’s expectations to complete the proposed offering of the notes and its use of proceeds from the offering, including the consummation of any repurchases or exchanges of the existing notes. There can be no assurance that TechTarget will be able to complete either the proposed notes offering or the proposed repurchases or exchanges of the existing notes on the anticipated terms, or at all. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, the terms of the notes and the offering, risks and uncertainties related to whether or not TechTarget will consummate the offering, the terms of the repurchases or exchanges of the existing notes, risks and uncertainties related to the consummation of the repurchases or exchanges of the existing notes, the impact of general economic, industry, market or political conditions and other factors that are discussed in TechTarget’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other documents periodically filed with the SEC.

In addition, the statements in this press release represent TechTarget’s expectations and beliefs as of the date of this press release. TechTarget anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while TechTarget may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing TechTarget’s expectations or beliefs as of any date subsequent to the date of this press release.

About TechTarget

TechTarget is the global leader in purchase intent-driven marketing and sales services that deliver business impact for enterprise technology companies. By creating abundant, high-quality editorial content across more than 150 highly targeted technology-specific websites and 1,125 channels, TechTarget attracts and nurtures communities of technology buyers researching their companies’ information technology needs. By understanding these buyers’ content consumption behaviors, TechTarget creates the purchase intent insights that fuel efficient and effective marketing and sales activities for clients around the world.

TechTarget has offices in Boston, London, Munich, New York, Paris, San Francisco, Singapore and Sydney.

(C) 2021 TechTarget, Inc. All rights reserved. TechTarget and the TechTarget logo are registered trademarks of TechTarget. All other trademarks are the property of their respective owners.

Contacts:

Media Inquiries Garrett Mann Senior Director of Corporate Communications TechTarget, Inc. 617-431-9371 gmann@techtarget.com	Investor Inquiries Daniel T. Noreck Chief Financial Officer TechTarget, Inc. 617-431-9449 dnoreck@techtarget.com